Exhibit 99.01

Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: 408.541.4191 Fax: 408.541.4192

CONTACTS:
At the Company:
John L. Bishop CEO, Cepheid 408-541-4191 john.bishop@cepheid.com	John R. Sluis CFO, Cepheid 408-541-4191 john.sluis@cepheid.com

At Financial Relations Board:
Tim Grace Media Contact 312-640-6667 tgrace@financialrelationsboard.com	Tricia Ross Investor/Analyst Information 617-520-7064 tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE

CEPHEID RECEIVES PURCHASE ORDERS FOR GENEXPERT MODULES TO BE USED WITH PHASE 2 DEPLOYMENT OF USPS BIOHAZARD DETECTION SYSTEMS

SUNNYVALE, Calif., January 25, 2005 — Cepheid (NASDAQ: CPHD) today announced that it has received purchase orders for approximately 300 additional GeneXpert modules to be used with the Biohazard Detection System developed by Northrop Grumman Corporation’s (NYSE: NOC) Security Systems LLC unit to rapidly analyze and detect potential biological threats for the United States Postal Service (USPS). Systems produced for this purchase order will be integrated into BDS units scheduled for installation as a part of the second phase of the BDS deployment program, which was initiated with Phase 1 in 2004. The Company also currently expects an additional purchase of approximately another 300 GeneXpert modules later during 2005 as Phase 2 deployment proceeds. As stated previously by the USPS, BDS units are expected to be deployed at 283 mail processing centers nationwide.

“We currently expect to complete units scheduled for installation as part of Phase 1 during the first quarter of 2005. At the completion of Phase 1 we expect to have shipped over 800 GeneXpert modules, including spares. This number is expected to increase to over 1100 to 1400 GeneXpert modules for Phase 1 and 2 since initiation of the program. We further expect initiation of Phase 2 installations in the second quarter of 2005. The GeneXpert System has continued to perform well as over 300,000 tests have been completed to-date with no false positives,” stated John Bishop, Cepheid CEO.

Northrop Grumman is the prime contractor and systems integrator of the BDS, which uses the GeneXpert® polymerase chain reaction (PCR) technology, developed by Cepheid, to rapidly analyze air samples taken from the mail sorting systems in order to detect any potential trace levels of DNA from anthrax spores as it moves through the mail processing equipment. The BDS incorporates Cepheid’s GeneXpert® modules as its detection and identification system and utilizes Cepheid’s patented test cartridges.

About Cepheid

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed.

Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the status of the USPS BDS program, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, whether the BDS continues to perform to specifications; manufacturing problems, including with respect to the GeneXpert system and reagents; our reliance on systems integrators to market, sell and support certain of our products; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K for 2003 and “Factors that Might Affect Future Results” in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.